Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CRAFT BREW ALLIANCE, INC.

ARTICLE 1

NAME

The name of this corporation is Craft Brew Alliance, Inc.

ARTICLE 2

DURATION

This corporation has perpetual existence.

ARTICLE 3

PURPOSE

This corporation is organized for the purposes of transacting any and all lawful business for which a corporation may be incorporated under Title 23B of the Revised Code of Washington, as amended.

ARTICLE 4

REGISTERED OFFICE

The address of the registered office of the corporation is 711 Capitol Way South, Suite 204, Olympia, Washington 98501; and the name of the registered agent at such office is C T Corporation System.

ARTICLE 5

CAPITAL STOCK

The authorized capital stock of this corporation consists of 50,000,000 shares of Common Stock, with par value of $0.005 per share.

ARTICLE 6

PREEMPTIVE RIGHTS

Shareholders of this corporation have no preemptive rights to acquire additional shares of stock or securities convertible into shares of stock issued by the corporation.

ARTICLE 7

DIRECTORS

The number of directors of this corporation is fixed by the bylaws of this corporation and may be increased or decreased in the manner specified therein.

ARTICLE 8

CUMULATIVE VOTING

Shareholders of this corporation do not have the right to cumulate votes in the election of directors.

ARTICLE 9

LIMITATION OF DIRECTOR LIABILITY

A director of the corporation will not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for:

(a)	Acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

(b)	Conduct violating Revised Code of Washington, as amended (“RCW”) 23B.08.310 (which involves certain distributions by the corporation);

(c)	Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation will be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the corporation will not adversely affect any right or protection of a director of the corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE 10

INDEMNIFICATION OF DIRECTORS

(a)	The capitalized terms in this Article shall have the respective meanings set forth in RCW 23B.08.500.

(b)	This corporation shall indemnify and hold harmless each individual who is or was a director or officer of this corporation or who, while a Director or officer of this corporation, is or was serving at the request of this corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any and all Liability, including reimbursement and advances of reasonable Expenses, incurred with respect to a Proceeding, to the fullest extent permitted by law, without regard to the limitations in RCW 23B.08.510 through 23B.08.550; provided that no such indemnity shall indemnify any Director or officer from or on account of (1) acts or omissions of the Director or officer finally adjudged to be intentional misconduct or a knowing violation of law; (2) conduct of the Director or officer finally adjudged to be in violation of RCW 23B.08.310; or (3) any transaction with respect to which it was finally adjudged that such Director or officer personally received a benefit in money, property, or services to which the Director or officer was not legally entitled. If, after the effective date of this Article, the Washington Business Corporation Act is amended to authorize further indemnification of Directors or officers, then Directors and officers of this corporation shall be indemnified to the fullest extent permitted by the Washington Business Corporation Act as so amended. To the extent permitted by law, the rights to indemnification and advance of reasonable Expenses conferred in this Article shall not be exclusive of any other right which any individual may have or hereafter acquire under any statute, provision of the Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. The right to indemnification conferred in this Article shall be a contract right upon which each Director or officer shall be presumed to have relied in determining to serve or to continue to serve as such. Any amendment to or repeal of this Article shall not adversely affect any right or protection of a Director or officer of this corporation for or with respect to any acts or omissions of such Director or officer occurring prior to such amendment or repeal.

(c)	This corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of this corporation or, who, while a director, officer, employee, or agent of this corporation, is or was serving at the request of this corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against Liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee, or agent, whether or not this corporation would have power to indemnify the individual against such Liability under RCW 23B.08.510 or 23B.08.520.

(d)	If any provision of this Article or any application thereof shall be invalid, unenforceable, or contrary to applicable law, the remainder of this Article, and the application of such provisions to individuals or circumstances other than those as to which it is held invalid, unenforceable, or contrary to applicable law, shall not be affected thereby.

(e)	The board of directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. It is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

ARTICLE 11

AMENDMENT OF ARTICLES

This corporation reserves the right to add, change, or delete any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

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(Signature page follows)

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed by a duly authorized officer of this corporation on this 29th day of September, 2020.

By:	/s/ Marcus H. Reed

Name: Marcus H. Reed

Title: General Counsel and Secretary

[Signature page to Amended and Restated Articles of Incorporation of Craft Brew Alliance, Inc.]